Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-272894) and Form S-3 (Nos. 333-279231, and 333-259303) of ReShape Lifesciences Inc. of our report dated April 1, 2024, except for the effect of the reverse stock split described in Note 2, as to which the date is October 1, 2024, relating to the consolidated financial statements of ReShape Lifesciences Inc., appearing in this Annual Report on Form 10-K of ReShape Lifesciences Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Irvine, California

April 4, 2025